Exhibit 99.2

Marblegate Acquisition Corp. Announces Closing of $300,000,000 Initial Public Offering

New York, NY – October 5, 2021 – Marblegate Acquisition Corp. (NASDAQ: GATEU) (the “Company”) announced today that it closed its initial public offering of 30,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,000,000. The underwriters have a 45-day option to purchase up to an additional 4,500,000 units to cover over-allotments, if any.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “GATEU” on October 1, 2021. Each unit consists of one of the Company’s shares of Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “GATE” and “GATEW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it currently intends to concentrate its efforts on identifying high quality businesses that have recently undergone a restructuring. The Company is led by Chief Executive Officer Andrew Milgram.

Cantor Fitzgerald & Co. acted as sole book running manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $301,500,000 (or $10.05 per unit sold in the public offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of October 5, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York, NY 10022, or by email at prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on September 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Marblegate Asset Management

(203) 413-6940

ir@marblegate.com